Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 1st day of August, 2002, by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the “Company”) and William McGann (“Employee”).

RECITALS:

A.       The Company desires to retain Employee as its Finance Director.

B.       Employee desires to work for the Company as its Finance Director.

C.       The parties desire to set forth the terms and conditions under which Employee shall serve in the above-stated capacity of Finance Director.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1.        Employment and Duties. The Company agrees to employ Employee and Employee accepts the employment, subject to the terms and conditions herein, to serve as Finance Director of the Company. Employee’s duties and responsibilities shall include the duties and responsibilities as set forth by the Company, in all cases consistent with Employee’s position. Employee shall perform faithfully the duties assigned to him to the best of his ability.

2.        Place of Employment. Employee shall be employed at the Company’s subsidiary offices located in Budapest, Hungary.

3.        Term. The term of employment under this Agreement shall commence on July 1, 2002 and continue for an indefinite period of time, unless terminated in accordance with the terms of this Agreement. Company shall give six (6) months notice to Employee if it intends to terminate the contract with the employee.

4.        Salary. Employee will receive a monthly salary based on an annualized rate of One Hundred and Six Thousand, Five Hundred and Twenty Six US Dollars ($106,526), which will be reviewed on an annual basis, and may be adjusted based upon the performance of the employee.

5.        Performance Bonus. Employee shall be eligible to receive a bonus if the Company, in its sole discretion, decides to reward Employee for his performance. Any such bonus shall be paid at the Company’s discretion in either (i) cash, (ii) the Company’s stock, (iii) options to purchase the Company’s stock, (iv) any combination of cash, stock or options, or (v) such other form of consideration as the Company shall determine.

6.        Housing Allowance. Employee will receive a monthly housing allowance (the “Housing Allowance”) of Three Thousand US Dollars, ($3,000).

7.        Employee Taxes. Employee shall be solely responsible for any and all of Employee’s (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, stock grant, allowance, severance benefit, or any other type of compensation or benefit received by Employee pursuant to this Agreement which is subject to taxation and payable to any governmental taxing authority including, but not limited to, any governmental taxing authority in the Republic of Hungary or the United States of America.

8.        Insurance. Upon request from Employee, the Company will provide Employee, his spouse and his minor dependents with health insurance coverage provided such persons meet any coverage requirements that the Company’s insurance carrier may require.

9.        Vacation. Employee will be entitled to 25 Days paid vacation per contract year.

10.      Automobile. The company will provide Employee with an automobile for employee’s use during the employment period. The company will insure that the vehicle is properly maintained and insured at all times. Employee will be responsible for fuel costs for private use.

11.      Mobile Telephone. The Company will provide Employee with a mobile telephone during the employment period. Employee will reimburse the Company for all personal telephone calls.

12.      Work Permits. With the Company’s assistance, Employee shall obtain and keep current any Hungarian work permits, residency permits or other similar licenses as may be required by Hungarian law as a result of Employee’s employment by the Company.

13.      Confidential Information.

(a)       Nondisclosure. Employee expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company that would be inconsistent with the position held by Employee or the duties being performed by Employee at the direction of the Company.

(b)       Return of Confidential Information and Other Property. Upon termination of this Agreement, Employee will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, “confidential information” means information disclosed to or known by Employee as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

(c)       Breach of Confidentiality Provision. Employee agrees that a substantial violation on his part of this confidentiality covenant will cause such damage to the Company as will be irreparable and for that reason, Employee further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenant by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Employee expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

14.      Termination.

(a)       Reasons for Termination. The employment of Employee with the Company shall terminate automatically upon Employee’s death and may be terminated by written notice (i) by the Company, upon Employee’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company without “cause” upon 180 days (6 months) notice (as hereinafter defined); (iii) by the Company with “cause” without notice; (iv) by Employee upon 90 days (3 months) notice; (v) by Employee, if he suffers a demotion or a lower status with the Company other than for cause; or (vi) by Employee, in the event of a “change in control” (as hereinafter defined), whether or not Employee suffers a demotion or a lower status with the Company. For purposes of this Agreement, “cause” shall mean (i) a failure by Employee to substantially perform Employee’s reasonable and legal duties and as defined by goals established by the Company and agreed to by Employee, other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Employee that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Employee of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act or failure to act, by Employee shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. For purposes of this Agreement, a “change of control” shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities and Exchange Act (the “Exchange Act”)), other than (x) Citizens Utilities Company and/or any one or more direct or indirect wholly-owned subsidiary of Citizens Utilities Company (together, “Citizens”), or (y) Tele Danmark A/S and/or any one or more direct or indirect wholly-owned subsidiary of Tele Danmark A/S (together, Tele Danmark”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities;

(2) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by either two-thirds (2/3) of the Board as constituted at the beginning of such period or Citizens or Tele Danmark; (3) the consummation of a merger or consolidation of the Company with or into any other corporation (other than with Citizens or Tele Danmark), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.

(b)       Termination Benefits. If Employee’s employment is terminated pursuant to Section 14(a) for any reason noted above other than by the Company for “cause” or by Employee upon 90 days notice as set forth in clause (iii) of Section 14(a), Employee will be entitled to receive the following benefits as severance (the “Severance Benefits”):

(i)       twelve (12) months’ salary, which includes the 180 day notice period, at Employee’s then-current annual salary level, (housing allowance first mentioned at paragraph six (6) above will be considered as part of the employees’ salary);

(ii)      payment of any salary, expenses, allowances and benefits accrued by Employee up to the date of the termination; and

(iii)     the immediate vesting and release of any unvested unreleased portion of any options granted as of the date of such termination pursuant to this agreement, without restriction.

(c)       Benefits in the Event of Employee’s Death. Except as set forth below, if Employee’s employment terminates automatically in the event of Employee’s death, Employee’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Employee in an amount deemed to be appropriate by the Board and designating Employee’s estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Employee’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Employee’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Employee’s death but in no event later than thirty (30) days thereafter.

(d)       Date of Termination, Provision of Severance Benefits. The date of termination of Employee’s employment by the Company under this Paragraph 14 shall be six (6) months after receipt by Employee of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the date specified in the notice of termination or if no date is specified then the date on which such notice is received by the Employee. The date of termination by Employee under this Paragraph 14 shall be three (3) months after receipt by the Company of written notice of termination. All benefits to which Employee is entitled under subparagraph (b) hereof shall be provided within thirty (30) days of termination. In the case of automatic termination in the event of Employee’s death, the benefits shall be provided no later than thirty (30) days from the date of Employee’s death.

15.      CPE Credits.           The Company shall reimburse or pay for Employee to maintain his CPA license, maximum Five Thousand US Dollars / year ($5,000).

16.      Miscellaneous.

(a)       Entire Agreement. Other than with respect to Employees Pension Account, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(b)       Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:	Hungarian Telephone and Cable Corp.
1201 Third Avenue, Suite 3400
Seattle, WA 98101-3034
Facsimile No.: 206-583-0359
Attn: General Counsel

With a copy to:	Hungarian Telephone and Cable Corp.
Teréz krt. 46.
H-1066 Budapest, Hungary
Facsimile No.: 011-361-474-0351
Attn: Human Resources

If to the Company, to:	William T. McGann
Klapka u. Hrsz. 1795/3.
H-2085 Pilisvörösvár, Hungary

with a required copy to: (to be provided by Employee)

(c)       Governing Law, Forum, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of New York for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of New York has been brought in an improper or otherwise inconvenient forum.

(d)       Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(e)       Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

(f)       Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(h)       Extension, Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)            Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.
By:	/s/ Ole Bertram

Ole Bertram President, CEO

WILLIAM T. MCGANN
/s/ William T. McGann

William T. McGann